Exhibit 10.6

REXNORD CORPORATION
RETENTION BONUS AND CHANGE IN CONTROL SEVERANCE AGREEMENT

This Retention Bonus and Change in Control Severance Agreement (the “Agreement”) is entered into as of ______________ (the “Effective Date”) by and between Rexnord Corporation (the “Company”) and _______________ (the “Associate”).

RECITALS

A.    It is expected that the Company from time to time may consider the possibility of a Change in Control (as defined below). The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Associate and can cause the Associate to consider alternative employment opportunities.

B.    The Board believes that it is in the best interests of the Company and its stockholders to provide the Associate with an incentive to continue his or her employment in spite of the uncertainties that the possible of a Change in Control may cause for the Associate and thus have a further incentive to maximize the value of the Company upon a Change in Control for the benefit of its stockholders.

C.    In order to provide the Associate with enhanced financial security and sufficient encouragement to remain with the Company notwithstanding the possibility of a Change in Control, the Board believes that it is imperative to provide the Associate with a retention bonus and, in the event of the Associate’s termination of employment without Cause or for Good Reason following a Change in Control, certain severance benefits.

AGREEMENT

In consideration of the mutual covenants herein contained and the continued employment of the Associate by the Company, the parties agree as follows:

1.    Retention Bonus. Subject to the terms and conditions of this Agreement, the Associate shall be entitled to a retention bonus equal to ______________ Thousand Dollars ($____________.00) (the “Retention Bonus”).

2.    Conditions for Payment of Retention Bonus.

(a)    Triggering Events and Amount of Payment. Subject to the conditions set forth in (b) below, payment of the Retention Bonus shall be triggered upon the earlier to occur of (i) a Change in Control or (ii) the two-year (2-year) anniversary of this Agreement (a “Triggering Event”). If the Triggering Event is the two-year (2-year) anniversary of this Agreement, the Associate shall receive the entire Retention Bonus on such anniversary date. If the Triggering Event is a Change in Control, the Associate shall receive fifty percent (50%) of the Retention Bonus upon the Change in Control and the remaining fifty percent (50%) upon the date that is six (6) months after the date of the Triggering Event (such date and the date of a Triggering Event each being referred to herein as a “Payment Date”).

(b)    Conditions for Receiving Payment.

(i)    The Associate must be continuously employed by the Company through a Payment Date to receive the portion of the Retention Bonus otherwise due on such Payment Date.

(ii)     During such time between the date of this Agreement and a Payment Date, devote his or her full business time and attention to the Company and faithfully and diligently perform such duties for the Company as may be determined from time to time by the Company, provided that such duties are reasonable and customary for the Associate’s position and consistent with past practices.

(iii)    To the extent that the Company considers or undergoes a Change in Control, the Associate must provide such assistance in connection with the Change in Control as the Company may reasonably request. Such assistance may include, without limitation, gathering documents and information which may be requested by the Company, its advisors or any potential buyer, assistance in preparing documents to be used in connection with a Change in Control, participating in management presentations and meeting with prospective buyers to discuss the Company and its business, and/or helping in the transition following a Change in Control.

( c)    Exceptions to General Requirements. Notwithstanding the foregoing Subsection 2(b):

(i)    In the event that the Associate’s employment is terminated by the Company without Cause and due to a position elimination prior to a Triggering Event, condition (b)(i) above will be deemed satisfied and, if the Associate has otherwise satisfied conditions (b)(ii) and (b)(iii) above through such termination date, the Associate shall receive a prorated Retention Bonus equal to the full Retention Bonus amount multiplied by a fraction, the numerator of which is the number of days the Associate was employed by the Company beginning with the date of this Agreement and ending with the Associate’s termination date and the denominator of which is seven hundred thirty (730), to be paid as soon as administratively possible following the Associate’s termination of employment. For purposes of this Subsection 2(c)(i), the “full Retention Bonus amount” shall be the Retention Bonus amount specified in Section 1 but determined for the Company’s fiscal year in which the Associate’s termination without Cause and due to position elimination occurs.

(ii)    In the event that the Associate’s employment is terminated by the Company without Cause or by the Associate for Good Reason on or after a Change in Control and prior to a Payment Date, condition (b)(i) above will be deemed satisfied and, if the Associate has otherwise satisfied conditions (b)(ii) and (b)(iii) above through such termination date, the Associate shall receive a full Retention Bonus, to be paid as soon as administratively possible following the Associate’s termination of employment.

The Company shall deposit on the date of a Triggering Event that is a Change in Control an amount equal to that portion of the Retention Bonus that is not paid upon the Triggering Event in escrow account with an independent escrow agent, selected by the Company, for the Associate’s benefit.

3.    Payment of Retention Bonus. Except as otherwise provided above, the Company shall pay the Retention Bonus to the Associate in cash on the Payment Date or as soon as reasonably practicable thereafter. No Retention Bonus shall be paid to the Associate under this Agreement if the conditions in Section 2 are not satisfied.

4.    Option Vesting. Provided the Associate remains an employee of the Company on the date a Change in Control occurs, upon such Change in Control, all unvested options or other unvested awards granted to the Associate under the 2006 Stock Option Plan of Rexnord Holdings, Inc. a shall be immediately vested and twenty percent (20%) of the unvested options or other unvested equity awards granted to the Associate under the Rexnord Corporation 2012 Performance Incentive Plan shall be immediately vested and the applicable exercise period shall be extended to the date that is one (1) year from the date of the Change in Control unless the exercise period under the applicable award agreement provides for a longer exercise period.

5.    Severance Benefits.

(a)    Termination of Employment. In the event the Associate’s employment with the Company terminates for any reason, the Associate will be entitled to any (i) unpaid Base Salary accrued up to the effective date of termination; (ii) unpaid, but earned and accrued, annual incentive for any completed fiscal year as of the Associate’s termination of employment; (iii) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to the Associate; (iv) unreimbursed business expenses required to be reimbursed to the Associate; and (v) unused, but earned and accrued, vacation pay.

(b)    Termination Without Cause or for Good Reason Following a Change in Control. If the Associate’s employment is (i) terminated by the Company without Cause or (ii) terminated by the Associate for Good Reason, within twelve (12) months following a Change in Control, and not due to the Associate’s death, Disability or resignation (other than for Good Reason), then, subject to the Associate’s compliance with Section 6 below, the Associate shall be entitled to the following:

(i)    Twelve (12) months of the Associate’s base salary, as in effect immediately prior to the date of termination of employment or immediately prior to the date of the Change in Control, whichever is greater, which shall be paid over twelve (12) months (the “Severance Period”) in accordance with the Company’s customary payroll procedures, commencing on the first payroll period occurring after the Associate’s termination of employment;
(ii)    The maximum amount of the Associate’s target bonus under the Rexnord Management Incentive Compensation Plan (or any successor or replacement annual cash incentive plan), as in effect immediately prior to the date of termination of employment or immediately prior to the date of the Change in Control, whichever is greater; and

(iii)    Group medical and dental continuation coverage (COBRA) through the Severance Period at the then-current active employee rate.

(c)    Termination for Cause, Due to Death or Disability, Resignation by the Associate without Good Reason. If the Associate’s employment with the Company is terminated for Cause by the Company, terminated due to the Associate’s death or Disability, or terminated due to the Associate’s resignation (other than for Good Reason), then (i) the Associate’s outstanding equity awards will terminate in accordance with the terms and conditions of the applicable award agreement(s); (ii) all payments of compensation by the Company to the Associate hereunder will, subject to Section 5(a) above, terminate immediately; and (iii) the Associate will be eligible for severance benefits only in accordance with the Company’s then established plans, programs, and practices.

(d)    Sole Right to Severance. This Agreement is intended to represent the Associate’s sole entitlement to severance payments and benefits in connection with the termination of the Associate’s employment within twelve (12) months following a Change in Control. To the extent the Associate is entitled to receive severance or similar payments and/or benefits under any other Company plan, program, agreement, policy, practice, or the like, severance payments and benefits due to the Associate under this Agreement will be so reduced.

6.    Conditions to Receipt of Severance; No Duty to Mitigate.

(a)    Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 5 of this Agreement will be subject to the Associate promptly signing and not revoking a separation agreement and release of claims in the form provided to the Associate by the Company (the “Release”). The Release will require the Associate to return such Release forty-five (45) days of his or her termination date and the Associate will have seven (7) days from the date he or she returns the Release to revoke that Release. No severance will be paid or provided until the Release becomes effective.

(b)    Other Requirements. The Associate agrees to continue to comply with the terms of any Option Agreement or Agreements by and between the Company (or its predecessor) and the Associate.

(c)    Confidentiality. The Associate shall keep this Agreement and its terms confidential and shall not disclose or discuss the same with anyone other than his attorney, accountant, and spouse, if any.

(d)    No Duty to Mitigate. The Associate will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that the Associate may receive from any other source reduce any such payment, except as provided in Section 5(d).

7.    Code Section 409A.

(a)    Separate Right to Payment. Each severance payment under Section 5(b)(i) and the payment under Section 5(b)(ii) shall be treated as a separate and distinct “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, any such payments that would otherwise be payable (i) within 2-½ months after the end of the Company’s taxable year (which ends on March 31) in which the right to payment is no longer subject to a substantial risk of forfeiture, or (ii) within 2-½ months after the Associate’s taxable year in which the right to payment is no longer subject to a substantial risk of forfeiture, whichever occurs later (the “Short Term Deferral Period”), are exempt from Code Section 409A. Furthermore, any such payments paid after the Short Term Deferral Period which meet the conditions for the severance pay exception under Section 409A shall also be exempt from Section 409A.

(b)    Six (6) Month Delay. Notwithstanding the provisions of Section 5 or any other provision of this Agreement to the contrary, if the Associate is a “specified employee” within the meaning of Code Section 409A and to the extent that any payments under this Agreement constitute deferred compensation subject to Code Section 409A and are payable on account of the Associate’s separation from service within the meaning of Code Section 409A within the first six (6) months following such separation from service, such payments shall instead be paid in a lump-sum distribution promptly following such six (6)-month period.

(c)    Separation from Service. The Associate shall have a termination of employment under this Agreement only if such termination would constitute a separation from service within the meaning of Code Section 409A.

8.    Section 280G Cap. Notwithstanding any other provision of the Agreement, any amounts payable to the Associate shall be reduced to the extent necessary such that the total compensation and other benefits the Associate would receive on account of or following a Change in Control will not be subject to an excise tax under Code Section 4999 and will not be nondeductible under Code Section 280G (the amount by which the amount payable to the Associate is reduced shall be the “Excess Amount”). If the amount payable is reduced pursuant to this Section 8, the Company, if it constitutes a corporation that can satisfy the “shareholder approval requirements” of Code Section 280G(b)(5)(B), shall solicit its stockholders for approval of the Excess Amount and if pursuant to such solicitation requisite stockholder approval is obtained and the Excess Amount, if paid, will not be subject to an excise tax under Code Section 4999 and will not be nondeductible under Code Section 280G, the Company shall pay the Excess Amount to the extent the payment is otherwise due under this Agreement. Any such solicitation shall occur prior to the Change in Control, provided that obtaining requisite stockholder approval shall not be a condition to the closing of the Change in Control.

9.    At-Will Employment. The Associate and the Company agree that the Associate’s employment with the Company is and shall continue to be “at-will” employment. The Associate and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without Cause or Good Reason, at the option either of the Company or the Associate. However, as described in this Agreement, the Associate may be entitled to severance benefits depending upon the circumstances of the Associate’s termination of employment.

10.    Confidentiality. The Associate shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company, and its respective businesses, which shall have been obtained by the Associate during the Associate’s employment by the Company and which shall not be or become public knowledge (other than by acts by the Associate or representatives of the Associate in violation of this Agreement). After termination of the Associate’s employment with the Company, the Associate shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Associate under this Agreement.

11.    Definitions.

(a)    Cause. For the purposes of this Agreement, “Cause” shall mean, (i) the Board’s determination that the Associate failed to substantially perform his or her duties (other than any such failure resulting from the Associate’s Disability); (ii) the Board’s determination that the Associate failed to carry out, or comply with any lawful and reasonable directive of the Board or the Associate’s immediate supervisor, which is not remedied within ten days after receipt of written notice from the Company specifying such failure; (iii) the Associate’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony, indictable offense or crime involving moral turpitude; (iv) the Associate’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the Associate’s duties and responsibilities; or (v) the Associate’s commission of a material act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company, or any of its respective subsidiaries or successor entities.

(b)    Change in Control. “Change in Control” shall mean (1) occurrence of any of the transactions described in the first paragraph of Section 7.2 of the Rexnord Corporation 2012 Performance Incentive Plan; (2) the acquisition by any person, entity or group of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors; or

(3) any sale by the Company of all or substantially all of the business, stock or assets of the Water Management Platform of the Company (or of subsidiaries of the Company that together comprise the Water Management Platform or substantially all of the Water Management Platform), excluding, however, for purposes of this clause (b), (A) any acquisition directly from the Company or (B) any acquisition by a person, entity or group which is such a 50% or greater beneficial owner on the date hereof.

(c)    Disability. For purposes of this Agreement, “Disability” shall mean that the Associate is unable to perform his or her material duties and responsibilities to the full extent required by the Board of Directors of the Company by reason of physical or mental illness, impairment, or incapacity for twenty-six (26) weeks in any fifty-two (52) week period.

(d)    Good Reason. The Associate shall have “Good Reason” to resign his or her employment upon the occurrence of (i) a material diminution in the nature or scope of the Associate’s responsibilities, duties, authority or compensation or (ii) the relocation of the Associate’s principal place of business to a location that is in excess of 50 miles from the Associate’s current place of business; provided, however, that the Associate provides the Company with at least 30 days prior written notice of his or her intent to resign for Good Reason and the Company has not remedied the alleged violation(s) within the 30-day period.

12.    Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of the Associate upon the Associate’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company or the Water Management Platform of the Company. None of the rights of the Associate to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of the Associate’s right to compensation or other benefits will be null and void.
Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one day after being sent overnight by a well established commercial overnight service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Attn: General Counsel
Rexnord Corporation
4701 Greenfield Avenue
Milwaukee, WI 53214

If to the Associate:
at the last residential address known by the Company.

14.    Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

15.    Governing Law and Jurisdiction. In the event either party needs to enforce its rights under this Agreement, the parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, or, if not Wisconsin, the state where the Associate performs substantially all of Associate’s services to the Company, irrespective of the conflicts of law provisions thereof. The Associate hereby consents to the jurisdiction of the U.S. District Court-Eastern District of Wisconsin or the Wisconsin Circuit Court for Milwaukee County, or in the event of an appealer petition for review or certiorari, by such court having jurisdiction to review the decisions of the U.S. District Court-Eastern District of Wisconsin or the Wisconsin Circuit Court for Milwaukee County, respectively, and the parties agree not to present any such controversy to any other court or forum, or in any other venue.

16.    Integration. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including any agreements that provide for severance benefits. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing that specifically references this Section and is signed by duly authorized representatives of the parties hereto.

17.    Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

18.    Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

19.    Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

20.    Acknowledgment. The Associate acknowledges that he or she has had the opportunity to discuss this matter with and obtain advice from his or her private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

21.    Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year set forth above.

COMPANY:

REXNORD CORPORATION

By:

Name:

Title:

ASSOCIATE:

By:

Name: